Exhibit 10.36

MATTEL, INC.

2005 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(As amended and restated effective January 1, 2009)

2.37.	Termination	7

ARTICLE III	ELIGIBILITY, PARTICIPATION AND VESTING	7

3.1.	Eligibility to Participate	7
3.2.	Termination of Participation in Plan.	7
3.3.	Vesting	8

ARTICLE IV	FUNDING OF BENEFITS	8

4.1.	Funded Status of Benefits	8
4.2.	Rights of Participants.	8
4.3.	No Participant Contributions	8

ARTICLE V	BENEFITS	8

5.1.	Reserved.	8
5.2.	Benefits	8
5.3.	Conditions	9
5.4.	Reduction of Benefit	9
5.5.	Forfeiture of Benefits	9
5.6.	Forfeitures and Recapture.	9
5.7.	Change in Control.	11

ARTICLE VI	PAYMENT OF BENEFITS	11

6.1.	In-Service Withdrawals Prohibited	11
6.2.	Loans	11
6.3.	Commencement of Benefits	11
6.4.	Normal Form of Distribution	11
6.5.	Optional Forms of Distributions.	12
6.6.	Lump Sums	13
6.7.	Death Benefits.	13
6.8.	Disability	13
6.9.	Designation of Beneficiary	14
6.10.	Delivery of Payments	14
6.11.	Payees Under Legal Disability.	14
6.12.	Withholding for Taxes	14

ARTICLE VII	OPERATION AND ADMINISTRATION OF THE PLAN	14

7.1.	Appointment of Administrator	14
7.2.	Administrator’s Powers	15
7.3.	Reporting and Disclosure	15
7.4.	Notices and Communications.	15
7.5.	Indemnification.	16

ARTICLE VIII	APPLICATION FOR BENEFITS	16

8.1.	Application for Benefits	16
8.2.	Content of Denial	17
8.3.	Appeals.	17
8.4.	Exhaustion of Remedies	18
8.5.	Amendment to Claims Procedures and Limitations Period	18

ARTICLE IX	MISCELLANEOUS MATTERS	19

9.1.	Amendment or Termination.	19
9.2.	Effect of Merger of Company.	19
9.3.	No Enlargement of Employee Rights.	20
9.4.	Restrictions Against Alienation	20
9.5.	Individual Agreements	20
9.6.	Interpretation.	20

ARTICLE I

NAME, HISTORY AND PLAN PURPOSES

1.1. Name and History. The Company (as defined below) hereby amends and restates the Mattel, Inc. 2005 Supplemental Executive Retirement Plan (the “Plan”), effective as of January 1, 2009 (the “Restatement Effective Date”). The Plan was originally established and adopted by the Company effective as of January 1, 2005 (the “Effective Date”). The Plan and the benefits provided hereunder are subject to Code Section 409A.

1.2. Plan Purposes.

(a) The purpose of the Plan is to enable the Company and Related Companies to attract and retain highly qualified executives and to align their long-term interests with those of the Company. The Plan provides benefits pursuant to Section 5.2 of the Plan to Participants who meet the requirements for such benefits set forth below (and to their Beneficiaries, as defined below), and death and disability benefits as set forth in Sections 6.7 and 6.8. All such benefits (collectively, “Benefits”) are subject to Code Section 409A. Prior to the Restatement Effective Date, the Benefits were referred to as the “Part B Benefits” and any reference in an Individual Agreement or otherwise to Part B Benefits shall be deemed for purposes of the Plan to refer to the Benefits.

(b) The Plan is established for the purpose of providing pension benefits to a select group of management or highly compensated employees. The Benefits under the Plan shall be funded solely out of the general assets of the Company. Accordingly, it is intended that the Plan be exempt from the requirements of Parts 2, 3 and 4 of Subtitle B of Title I of ERISA pursuant to Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA. It is expressly intended that ERISA preempt the application of state laws to the Plan, to the maximum extent permitted by Section 514 of ERISA.

ARTICLE II

DEFINITIONS

Whenever the following terms are used in the Plan, they shall have the meaning set forth in this Article II.

2.1. Actuarial Equivalent or Actuarial Equivalence. “Actuarial Equivalent” or “Actuarial Equivalence” shall mean the actuarial equivalent or actuarial equivalence, as the context requires, of lump sums and other forms of benefit payments, and for purposes of converting the Employer PIP Amount to a single life annuity form, using the mortality table in effect under Code Section 417(e)(3), and an interest rate equal to 6.5%, or such other mortality table and/or interest rate as the Company’s Chief Financial Officer and the HR Officer may from time to time jointly determine; provided, however, that such mortality table and/or interest rate shall be reasonable within the meaning of Treas. Reg. § 1.409A-2(b)(2)(ii)(D); and, provided, further, that effective as of January 1, 2012, the interest rate used to calculate the actuarial equivalence of lump sum benefits will be the interest rate in effect under Code Section 417(e)(3) on the first day of the month preceding the month in which the actuarial equivalence is being calculated.

2.2. Administrator. “Administrator” shall mean the individual or individuals designated to serve as such pursuant to Article VII.

2.3. Beneficiary. “Beneficiary” shall mean the person or persons designated under Section 6.9 to receive the Benefit payable in the event of the death of a Participant.

2.4. Benefits. “Benefits” shall have the meaning given in Section 1.2(a).

2.5. Benefit Base Amount. “Benefit Base Amount” for a Participant shall mean the sum of (a) the Participant’s Employer PIP Amount and (b) with respect to any Participant set forth on Schedule A, an amount determined in accordance with the terms set forth on Schedule A.

2.6. Board of Directors. “Board of Directors” shall mean the Board of Directors of the Company.

2.7. Cause. “Cause” shall mean (a) “Cause” as defined in the Participant’s Individual Agreement, or (b) if the Participant does not have an Individual Agreement or if it does not define “Cause” (or words of like import): (i) an act or acts of dishonesty on the Participant’s part; (ii) a material violation by the Participant of the Participant’s obligations to the Company or a Related Company; (iii) conduct by the Participant that involves moral turpitude or constitutes a felony; or (iv) fraudulent conduct by the Participant in connection with the business or affairs of the Company or a Related Company, regardless of whether said conduct is designed to defraud the Company, a Related Company or others.

2.8. CEO. “CEO” shall mean the Chief Executive Officer of the Company (or any officer serving in a substantially similar capacity if there is no Chief Executive Officer).

2.9. Change in Control. “Change in Control” shall mean:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following shall not constitute a Change in Control: (A) any acquisition directly from the Company; (B) any acquisition by the Company or any corporation controlled by the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; (D) any acquisition by a Person of 35% of either the Outstanding Company Common Stock or the Outstanding Company Voting Securities as a result of an acquisition of common stock of the Company by the Company which, by reducing the number of shares of common stock of the Company outstanding, increases the proportionate number of shares beneficially owned by such Person to 35% or more of either the Outstanding Company Common Stock or the Outstanding Company Voting Securities; provided, however, that if a Person shall become the beneficial owner of 35% or more of either the Outstanding Company Common Stock or the Outstanding Company Voting Securities by reason of a share acquisition by the Company as described above and shall, after such share acquisition by the Company, become the beneficial owner of any additional shares of common stock of the Company, then such acquisition shall constitute a Change in Control; or (E) any acquisition pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2.9; or

(b) Individuals who, as of the date hereof, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or

(c) Consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

(d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

2.10. Code. “Code” shall mean the Internal Revenue Code of 1986, as amended, the Treasury Regulations thereunder and other relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department. Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor provision of the Code.

2.11. Company. “Company” shall mean Mattel, Inc., and its successors and assigns.

2.12. Compensation. “Compensation” shall mean a Participant’s Base Salary, Short-Term Bonus and SERP-Eligible Special Achievement Bonus, as determined on the basis of the calendar year, in accordance with the following rules.

(a) “Base Salary” shall mean the full salary and wages paid by an Employer by reason of services performed by an Employee, subject however to the following special rules:

(i) Except as specified in clause (ii) below, fringe benefits and contributions by the Employer to and benefits under any employee benefit shall not be taken into account in determining Compensation;

(ii) Amounts deducted pursuant to authorization by an Employee or pursuant to requirements of law shall be included in Compensation;

(iii) Amounts deferred by the Employee pursuant to any non-qualified deferred compensation plan, at the time they would have been paid, absent the deferral, regardless of whether such amounts are includable in the Employee’s gross income for his or her current taxable year shall be taken into account in determining Compensation; and

(iv) Amounts included in any Employee’s gross income with respect to fringe benefits, including but not limited to car allowances, life insurance and financial planning, shall not be taken into account in determining Compensation.

(b) “SERP-Eligible Special Achievement Bonus” shall mean any cash amount paid during the year at the discretion of the Compensation Committee that is designated by the Compensation Committee as such.

(c) “Short-Term Bonus” shall mean the amount paid during the year under the Mattel, Inc. Management Incentive Plan, the 2002 Mattel Incentive Plan, or any successor annual cash incentive plan.

2.13. Compensation Committee. “Compensation Committee” shall mean the Compensation Committee of the Board of Directors.

2.14. DCPEP. “DCPEP” shall mean the Mattel, Inc. Deferred Compensation and PIP Excess Plan, as amended from time to time, or any successor plan or arrangement.

2.15. Determination Date. “Determination Date” shall mean the earliest of the date of the Participant’s Termination, Disability or death.

2.16. Disability. A Participant will be deemed to be “Disabled” if he or she is “disabled” as defined in Code Section 409A(a)(2)(C). For purposes of the foregoing, if the definition of

“disability” under the applicable group long-term disability plan of the Company (if any) complies with the requirements of Treas. Reg. § 1.409A-3(i)(4), the Participant will be Disabled for purposes of the Plan if there has been a determination that the Participant is permanently disabled and entitled to benefits under such policy.

2.17. Effective Date. “Effective Date” shall have the meaning given in Section 1.1(a).

2.18. Eligible Employee. “Eligible Employee” shall mean an Employee who is part of a select group of management or highly compensated employees within the meaning of ERISA.

2.19. Employee. “Employee” shall mean each person qualifying as a common-law employee of the Company or of a Related Company and scheduled to work full-time (at least 40 hours per week).

2.20. Employer. “Employer” shall mean the Company and any Related Company by which a Participant is employed.

2.21. Employer PIP Amount. “Employer PIP Amount” for any Participant shall mean the annual amount produced by converting (a) the lump sum amount equal to the sum of: (i) the sum of all contributions by the Employer (including, without limitation, any automatic or matching contributions) to a Participant’s accounts under the PIP and the DCPEP (including earnings thereon) as of December 31, 2008, increased by interest from such date through the Determination Date, at the rate earned under the Morley Financial Services, Inc. Stable Value Fund (gross of fees) plus 1%, during that period, and (ii) for each payroll date after 2008, the matching contribution and company automatic contribution determined in accordance with the terms set forth on Schedule B, increased by interest from the applicable payroll date through the Determination Date, at the rate earned under the Morley Financial Services, Inc. Stable Value Fund (gross of fees) plus 1%, during that period, into (b) a single life annuity, payable monthly, that is the Actuarial Equivalent, as of the Determination Date, of such lump-sum amount. The formula for calculating the Employer PIP Amount set forth in this Section 2.21 (including Schedule B) may not be changed after December 31, 2008 for any Participant in the Plan as of such date. If the Morley Financial Services, Inc. Stable Value Fund terminates, the interest rate used for purposes of this Section 2.21 shall be the Galliard Capital Management Stable Value Separate Account Composite (net of fees).

2.22. ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.23. Final Average Compensation. “Final Average Compensation” shall mean the annual average of the Participant’s Compensation for the period of 36 consecutive months, out of the period of 120 consecutive months ending on the date of the Participant’s Termination, Disability or death, for which the Participant’s Compensation was highest.

2.24. Forfeiture. “Forfeiture” shall have the meaning given in Section 5.6(a).

2.25. HR Officer. “HR Officer” shall mean the most senior human resources executive of the Company.

2.26. Individual Agreement. “Individual Agreement” of a Participant shall mean any individual employment or severance agreement between an Employer and the Participant.

2.27. Involuntary Termination. “Involuntary Termination” of a Participant shall mean the Participant’s Termination that (a) occurs by action of the Employer without Cause, (b) is expressly defined in the Participant’s Individual Agreement as an Involuntary Termination for purposes of the Plan, (c) occurs by action of the Participant and, under the Participant’s Individual Agreement, either (i) is considered to be for “Good Reason” (or words of like import) as defined in that Individual Agreement or (ii) has the same consequences as a termination by the Employer without Cause or by the Participant for Good Reason because it occurs during the 30-day period beginning six months after an event that is a “Change in Control,” as defined in that Individual Agreement.

2.28. Month of Service. “Month of Service” shall mean a one-month period of Service (stated in terms of calendar months with credit given for the actual time served during partial months and not counted as full months).

2.29. Eligibility Requirements. “Eligibility Requirements” shall mean the requirements that a Participant must satisfy in order to be eligible to receive a Benefit.

2.30. Participant. “Participant” shall mean any Employee who becomes a Participant in accordance with Article III.

2.31. Payment Date. “Payment Date” shall mean, as applicable, (a) the first day of the month following the date that is six months after the Participant’s Termination (determined in accordance with Code Section 409A(2)(B)(i)); provided, however, that if a New Election is made pursuant to Section 6.5(d) that requires the payment of Benefits to be delayed beyond the date determined in the immediately preceding sentence, the Payment Date shall be the first day of the month following such later date determined in accordance with Section 6.5(d); (b) a date as soon as practicable after the Participant’s death during the calendar year in which the Participant’s death occurred (or by such later date as would not result in the imposition of any additional tax under Code Section 409A); or (c) the final day of the twenty-fourth month of Disability.

2.32. Plan. “Plan” shall have the meaning given in Section 1.1(a).

2.33. PIP. “PIP” shall mean the Mattel, Inc. Personal Investment Plan, as amended from time to time, or any successor plan or arrangement.

2.34. Recapture. “Recapture” shall have the meaning given in Section 5.6(a).

2.35. Related Company. “Related Company” shall mean any corporation or other entity that, together with the Company, is treated as a single employer under Code Section 414(b) or (c), except that such determination shall be made by applying (a) Code Section 1563(a)(1), (2) and (3), for purposes of determining a controlled group of corporations under Code Section 414(b), using the language “at least 50 percent” instead of “at least 80 percent” each place it appears in Code Section 1563(a)(1), (2) and (3), and (b) Treas. Reg. § 1.414(c)-2, for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), using the language “at least 50 percent” instead of “at least 80 percent” each place it appears in Treas. Reg. § 1.414(c)-2.

2.36. Service. “Service” shall mean the period of time (stated in terms of Months of Service) during which the employment relationship between the Participant and an Employer has been maintained, and shall include periods of paid absence (not to exceed six months) and unpaid leave of absence (not to exceed six months) granted by the Employer (including leaves approved for military service or for birth or adoption of a child). Periods of service as a consultant, independent contractor or part-time employee (scheduled to work less than 40 hours per week) shall not count as Service. An Employee shall, if approved by the Compensation Committee, receive credit for service with a Related Company upon becoming a Participant hereunder, with credit measured from the date such Related Company was acquired, and may receive credit for periods of employment with prior employers, but only at the discretion of the Compensation Committee.

2.37. Termination. “Termination” shall mean a Participant’s “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i), but shall not include a Participant’s death or Disability.

ARTICLE III

ELIGIBILITY, PARTICIPATION AND VESTING

3.1. Eligibility to Participate. Each Participant who participated in the Plan immediately prior to the Restatement Effective Date and who is an Eligible Employee on the Restatement Effective Date shall continue to be a Participant in the Plan on the Restatement Effective Date. Any other Eligible Employee who did not participate in the Plan immediately prior to the Restatement Effective Date may be designated as a Participant eligible for Benefits. Each such designation shall indicate the Participant’s Eligibility Requirements, if any. Such designations shall be made by the CEO in his or her sole discretion, except that any such designation of the CEO shall be made by the Compensation Committee. For purposes of the Plan, such a designation shall be effective on the date such action is or was taken by the CEO or such later date that is or was set by the CEO in such action.

3.2. Termination of Participation in Plan.

(a) A Participant may be designated as no longer eligible for Benefits by the Compensation Committee in its sole discretion, or, in the case of a Participant other than the CEO, by the CEO in his or her sole discretion, effective as of the date such designation is made or a later date specified therein. From and after such designation, notwithstanding any other provision of the Plan, for purposes of determining the affected Participant’s Benefit, the Participant’s Final Average Compensation and Months of Service shall be determined as if his or her Termination, Disability or death had occurred on the date such designation is effective, and his or her age on the date of his or her actual Termination, Disability or death shall be deemed, for purposes of Sections 5.4, 6.7 and 6.8, to equal the lesser of his or her actual age on that date or 55.

(b) In the event that it is determined that allowing any individual to continue participating in the Plan could cause the Plan to violate ERISA, such individual’s participation in the Plan (and accrual of any Benefits hereunder) will cease as of the date of such determination, and any vested Benefit shall be distributed to such individual in accordance with the terms of the Plan.

3.3. Vesting. Notwithstanding anything in the Plan to the contrary, no Participant who commences participation in the Plan on or after the Restatement Effective Date shall be eligible to receive Benefits under the Plan unless the Participant completes at least 13 Months of Service following the date the Participant’s designation as eligible for Benefits is effective.

ARTICLE IV

FUNDING OF BENEFITS

4.1. Funded Status of Benefits. Benefits shall not be funded, but shall be payable out of the general assets of the Company (or a Related Company) when due.

4.2. Rights of Participants.

(a) No Participant shall have a preferred claim on, or a beneficial ownership interest in, any assets of the Company (or a Related Company) prior to the time such assets are paid to him or her in the form of a Benefit.

(b) All rights created under the Plan shall be unsecured contractual rights of Participants against the Company or a Related Company. However, nothing in this document shall in any way diminish any rights of a Participant to pursue his or her rights as a general creditor of Company or a Related Company with respect to his or her Benefits under the Plan.

4.3. No Participant Contributions. No Participant contributions to the Plan are permitted.

ARTICLE V

BENEFITS

5.1. Reserved.

5.2. Benefits. A Participant’s Benefit, subject to the conditions, limitations, elections and reductions set forth below, shall be payable monthly, in an annual amount, determined as of the Participant’s Determination Date, and expressed as a single life annuity, equal to:

(a) 60% of the Participant’s Final Average Compensation, determined as of the Determination Date, less

(b) the Participant’s Benefit Base Amount.

5.3. Conditions. The following conditions must be met in order for a Participant who is eligible for a Benefit (or the Beneficiary thereof) to receive a Benefit in the event of his or her Termination:

(a) Reserved.

(b) The Participant’s Termination must occur on or after the date on which the Participant has first attained age 55 and completed 60 Months of Service.

(c) The Participant must satisfy any applicable Eligibility Requirements; provided that, unless otherwise specified in connection with the establishment of the Participant’s Eligibility Requirements, they shall be waived in the event of the Participant’s Involuntary Termination.

5.4. Reduction of Benefit. The Benefit of a Participant whose Termination occurs before the Participant has completed 180 Months of Service shall be the amount computed as set forth in Section 5.2, multiplied by a fraction, the numerator of which is the number of Months of Service completed by the Participant, and the denominator of which is 180. The Benefit of a Participant whose Termination occurs on or after the date on which the Participant attains age 55 and before the Participant attains age 60 shall be reduced, after any applicable reduction pursuant to the preceding sentence, by 0.4167% for each month by which the Participant’s age at Termination is less than age 60.

5.5. Forfeiture of Benefits. Notwithstanding the foregoing provisions of the Plan, a Participant and his or her Beneficiary shall not be entitled to any Benefit from and after any date on which (i) the Participant’s employment with the Company or a Related Company is terminated for Cause or (ii) the Company determines to impose a Forfeiture as set forth in Section 5.6.

5.6. Forfeitures and Recapture.

(a) Benefits under the Plan are intended to align the Participants’ long-term interests with the long-term interests of the Company and the Related Companies. If a Participant engages in certain activities discussed below, either during employment with the Employer or after such employment terminates for any reason, the Participant is acting contrary to the long-term interests of the Company and the Related Companies. Accordingly, the Company may determine that a Participant and his or her Beneficiary shall forfeit their rights to any as-yet-unpaid Benefit (“Forfeiture”) and/or may decide to recapture any amounts previously paid to the Participant or Beneficiary (“Recapture”), as more fully described below.

(b) Each Participant shall comply with any agreement or undertaking regarding inventions, intellectual property rights, and/or proprietary or confidential information or material that the Participant signed or otherwise agreed to in favor of the Company or any Related Company.

(c) The Company believes that if a Participant engages in any of following activities in, or directed into, any State, possession or territory of the United States of America or any country in which the Company or any Related Company operates, sells products or does business, then the Participant is acting contrary to the long-term interests of the Company and the Related Companies: (1) rendering services to or otherwise directly or indirectly engaging in or assisting, any organization or business that is or is working to become competitive with the Company and/or any of the Related Companies; or (2) soliciting any non-administrative employee of the Company and/or any Related Company to terminate employment with the Company or such Related Company, as applicable, or to perform services for any organization or business that is or is working to become competitive with the Company and/or any Related Company. The activities described in this Section 5.6(c) are collectively referred to as “Activities Against the Company’s Interest.”

(d) If the Company determines, in its sole and absolute discretion, that

(i) a Participant has violated any of the requirements of Section 5.6(b) or

(ii) at any time during his or her employment with the Employer, or within three years after his or her Termination or Disability, or at any time while receiving any Benefit, a Participant has engaged in any Activities Against the Company’s Interest

(the date on which such violation or activity first occurred being referred to as the “Trigger Date”), then the Company may, in its sole and absolute discretion, impose a Forfeiture of any of the Participant’s as-yet-unpaid Benefits and/or a Recapture of any or all Benefit payments made to the Participant, provided that such payments were made no earlier than 24 months before the Trigger Date. Within ten days after receiving notice from the Company that Recapture is being imposed as to any Benefit payment, the Participant shall pay to the Company the amount of the Benefit payment subject to the Recapture. It shall not be a basis for Forfeiture or Recapture if after a Participant’s Termination or Disability, the Participant purchases, as an investment or otherwise, stock or other securities of such an organization or business, so long as (i) such stock or other securities are listed upon a recognized securities exchange or traded over-the-counter, and (ii) such investment does not represent more than a 5% equity interest in the organization or business.

(e) Upon Termination or Disability, and thereafter upon the request of the Administrator or the Company, the Participant shall certify on a form acceptable to the Company that he or she is in compliance with the terms and conditions of the Plan and shall state the name and address of the Participant’s then-current employer or any entity for which the Participant performs business services and the Participant’s title, and shall identify any organization or business in which the Participant owns a greater than 5% equity interest.

(f) Notwithstanding the foregoing provisions of this Section 5.6, the Company has sole and absolute discretion not to require Forfeiture and/or Recapture, and its determination not to require Forfeiture and/or Recapture with respect to any particular act by or payment to a particular Participant shall not in any way reduce or eliminate the Company’s authority to require Forfeiture and/or Recapture with respect to any other act, payment or Participant.

(g) Nothing in this Section 5.6 shall be construed to impose obligations on any Participant to refrain from engaging in lawful competition with the Company or any Related Company after his or her Termination or Disability.

(h) All administrative and discretionary authority given to the Company under this Section 5.6 shall be exercised by the HR Officer or such other person or committee (including without limitation the Compensation Committee or the Administrator) as the Compensation Committee may designate from time to time.

(i) Notwithstanding any provision of this Section 5.6, if any provision of this Section 5.6 is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law. Furthermore, if any provision of this Section 5.6 is illegal under any applicable law, such provision shall be null and void to the extent necessary to comply with applicable law.

5.7. Change in Control.

Notwithstanding any other provision of the Plan, upon a Change in Control, (a) the requirements of Section 5.3 shall cease to apply to those Participants who are employed by the Company or a Related Company on the date of the Change in Control, (b) the reduction in Section 5.4 shall continue to apply, provided that the second sentence therein shall apply to any Participant whose age at Termination is less than age 60 based on the Participant’s actual age at Termination and (c) Section 5.6 shall cease to apply to any Participant whose Termination or Disability occurs within the period of 18 months following the Change in Control.

ARTICLE VI

PAYMENT OF BENEFITS

6.1. In-Service Withdrawals Prohibited. Participants are not entitled to receive their Benefits prior to Termination, Disability or death.

6.2. Loans. Participants may not borrow funds from the Plan.

6.3. Commencement of Benefits. A Participant’s Benefit shall be paid or begin to be paid as soon as administratively practicable after the Participant’s Payment Date.

6.4. Normal Form of Distribution. Unless a Participant elects otherwise as provided in Section 6.5, he or she shall receive his or her Benefits for his or her life only in the form of a single life annuity paid in monthly installments. All optional forms of distributions available under Section 6.5 shall be of Actuarially Equivalent value to the normal form of distribution as of the applicable Payment Date.

6.5. Optional Forms of Distributions.

(a) Period-Certain Term. An individual may elect, within 30 days of becoming a Participant or at such other time as may be permitted by the Administrator in a manner consistent with Code Section 409A, to receive his or her Benefit to be paid over one of the following period-certain terms:

(i) 15-year certain—A benefit paid in the form of monthly installments over a period of 15 years. If a Participant dies after receiving his or her first payment, the designated Beneficiary shall be entitled to such payments, if any, that remain to be made following the date of death.

(ii) 10-year certain—A benefit paid in the form of monthly installments over a period of 10 years. If a Participant dies after receiving his or her first payment, the designated Beneficiary shall be entitled to such payments, if any, that remain to be made following the date of death.

(b) Life Benefit Form. A Participant who does not have an outstanding election to receive his or her Benefit pursuant to Section 6.5(a) may elect, at any time prior to Termination, Disability or death or by such earlier time as may be required by Code Section 409A or the Administrator, to receive his or her Benefit in one of the following optional life benefit forms:

(i) 100% Joint and Survivor Annuity—A benefit which is payable for the life of the Participant and upon the Participant’s death, if such Participant is survived by the spouse to whom such Participant was married at the annuity starting date, for the life of such spouse, in an amount equal to 100% of the Benefit payable to such Participant. The Benefit payable to such spouse shall not be terminated on account of such spouse’s subsequent remarriage.

(ii) 50% Joint and Survivor Annuity—A benefit which is payable for the life of the Participant and upon the Participant’s death, if such Participant is survived by the spouse to whom such Participant was married at the annuity starting date, for the life of such spouse, in an amount equal to 50% of the Benefit payable to such Participant. The Benefit payable to such spouse shall not be terminated on account of such spouse’s subsequent remarriage.

(c) Lump Sum Form. An individual may elect, within 30 days of becoming a Participant or at such other time as may be permitted by the Administrator in a manner consistent with Code Section 409A, to receive his or her Benefit in the form of a lump-sum distribution.

(d) Election Changes. A Participant (i) who had previously made an election to receive his or her Benefit in one of the forms described in Sections 6.5(a) or (c) and wants to change such election (including to change such election to receive his or her Benefit pursuant to Section 6.5(b)) or had failed to make such an election within 30 days of becoming a Participant and wants to elect a form described in Sections 6.5(a) or (c) or (ii) who had previously made an election to receive his or her Benefit in one of the forms described in Section 6.5(b) and wants to change such election to receive his or her Benefit in one of the forms described in Sections 6.5(a)

or (c)), may do so by making a new election (“New Election”), provided, however, that (x) unless otherwise not required by Code Section 409A, such New Election shall not take effect until 12 months after the date the New Election is made, (y) if the Benefit payment is not triggered by death or Disability, payment of Benefits subject to the New Election shall not commence until five years after the date the payments would otherwise have begun and (z) the New Election is made at least 12 months before the date the first amount was scheduled to be paid.

6.6. Automatic Lump Sums. Notwithstanding Sections 6.7 and 6.8, if the Actuarial Equivalent of the amount payable to a Participant or Beneficiary on the Payment Date is fifty thousand dollars ($50,000) or less, it will automatically be paid in the form of a lump-sum distribution.

6.7. Death Benefits.

(a) If a Participant dies while employed by the Company or a Related Company after having attained age 45 and completed 60 Months of Service, but before having attained age 55, then subject to Section 5.6, the Participant’s Beneficiary shall be entitled to a monthly benefit for 15 years, commencing on the Payment Date, in an amount equal to 55% of the Participant’s Benefit computed under Section 5.2; provided, however, that for every month of age over age 45 attained by the Participant, the amount paid shall be increased by .1667% per Month of Service completed by the Participant.

(b) If a Participant dies while employed by the Company or a Related Company after having attained age 55 and completed 60 Months of Service, then subject to Section 5.6, the Participant’s Beneficiary shall be entitled to a monthly benefit for 15 years, commencing on the Payment Date in an amount equal to 100% of the Participant’s Benefit computed under Section 5.2; provided, however, that for each month by which the first payment precedes the date upon which the Participant would have attained age 60, the amount paid shall be reduced by 0.4167%.

(c) If a Participant dies after Termination or Disability, then subject to Section 5.6, his or her surviving Beneficiary shall be entitled to the payments hereunder, if any, that remain to be made during that portion of the original payout period (selected by the Participant in accordance herewith) following the date of death.

6.8. Disability. If a Participant becomes Disabled at any time after having attained age 45 and completed 60 Months of Service, then such Participant shall, in lieu of any other Benefit, be entitled to a benefit under this Section 6.8. Such disability benefit shall be equal to 55% of the amount of the Participant’s Benefit computed under Section 5.2, but increased by .1667% per Month of Service for every month of the Participant’s age in excess of 45 years but less than 60 years. Such disability benefit shall be payable as a single life annuity or, to the extent permitted under Section 6.5, a joint and survivor annuity (but not any other form of benefit), in each case commencing on the Payment Date, without regard to the age of the Participant at the time of the Disability. Notwithstanding the foregoing, each monthly payment of such disability benefit shall be reduced (but not below zero) by the amount of all disability benefit payments (if any) that the Participant receives for the same month under all applicable group long-term disability plans of the Employer, to the extent such offset is permitted under Treas. Reg. § 1.409A-3(i)(1)(ii)(A).

6.9. Designation of Beneficiary. In the event Benefits are payable under the Plan on behalf of a deceased Participant who has a surviving spouse, the remaining Benefits will be paid to another Beneficiary only if the spouse consents in writing to such designation. If there is no designated Beneficiary or surviving spouse, the Benefits will be paid to the Participant’s estate.

6.10. Delivery of Payments. All payments under the Plan shall be delivered in person or mailed to the last address of the Participant (or, in the case of the death of the Participant, to the last address of his or her Beneficiary). Each Participant shall be responsible for furnishing the Administrator with his or her current address and his or her current facsimile number (if any), and the name and current address of his or her Beneficiary, and such Beneficiary’s current facsimile number (if any).

6.11. Payees Under Legal Disability.

(a) Every person receiving or claiming Benefits under the Plan shall be conclusively presumed to be mentally competent and of age until the Administrator receives written notice, in a form and manner acceptable to it, that such person is incompetent or a minor, and that a guardian, conservator, statutory committee, or other person legally vested with the care of his or her estate has been appointed. In the event that the Administrator finds that any person to whom a Benefit is payable under the Plan is unable to properly care for his or her affairs, or is a minor, then any payment due (unless a prior claim therefor shall have been made by a duly appointed legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any person deemed by the Administrator to have incurred expense for such person otherwise entitled to payment.

(b) In the event a guardian, conservator or statutory committee of the estate of any person receiving or claiming Benefits under the Plan shall be appointed by a court of competent jurisdiction, payment shall be made to such guardian, conservator or statutory committee, provided that proper proof of appointment is furnished in a form and manner suitable to the Administrator.

(c) Any payment made under the provisions of this Section 6.11 and otherwise in compliance with the Plan shall be a complete discharge of liability therefor under the Plan.

6.12. Withholding for Taxes. Any payments out of the Plan shall be reported to the applicable taxing authorities and may be subject to withholding for taxes that the Company determines are required by any applicable federal, state or other law.

ARTICLE VII

OPERATION AND ADMINISTRATION OF THE PLAN

7.1. Appointment of Administrator. The Administrator (which may, but need not, include a Participant) shall be appointed by the Compensation Committee.

7.2. Administrator’s Powers. The Administrator shall have all powers, in his or her sole discretion, necessary to supervise the administration of the Plan and control its operations. In addition to any powers and authority conferred on the Administrator elsewhere in the Plan or by law, the Administrator may exercise the following powers and authority, in his or her sole discretion:

(a) To designate agents to carry out responsibilities relating to the Plan;

(b) To employ such legal, actuarial, accounting, clerical, and other assistance as he or she may deem appropriate in carrying out the provisions of the Plan;

(c) To establish rules and procedures from time to time for the conduct of the Administrator’s business and the administration of the Plan;

(d) To administer, interpret, and apply the Plan and to decide all questions which may arise under the Plan; and

(e) To perform or cause to be performed such further acts as he or she may deem to be necessary, appropriate, or convenient in the administration of the Plan.

All actions and determinations by the Administrator shall be final, conclusive and binding upon all parties, to the maximum extent permitted by law.

7.3. Reporting and Disclosure. The Company (and not the Administrator) shall be responsible for the reporting and disclosure of information required to be reported or disclosed pursuant to ERISA or any other applicable law.

7.4. Notices and Communications.

(a) All applications, notices, designations, elections, and other communications from Participants shall be in writing, on forms prescribed by the Administrator. These documents shall be mailed or delivered to the office designated by the Administrator, and shall be deemed to have been given when received by such office.

(b) Each notice, report, remittance, statement, or other communication directed to a Participant or Beneficiary shall be in writing and may be delivered in person or by mail. An item shall be deemed to have been delivered and received by the Participant (i) three days after the date when it is deposited in the United States Mail with postage prepaid, (ii) one day after the date when it is sent by overnight delivery, courier or hand delivery service to the Participant or Beneficiary, and (iii) on the date on which it is sent by facsimile (with confirmation) to the Participant or Beneficiary, in each case at his or her last address or last facsimile number (as applicable) of record with the Administrator.

(c) Notwithstanding any other provision of the Plan, any reference herein to an application, notice, designation, election, report, statement or other communication in writing shall be deemed to include an electronic application, notice, designation, election, report, statement or other communication made on the Internet to the extent permitted by applicable law and such electronic communication shall be deemed to have been delivered and received by the Participant on the date on which it is sent to the Participant or Beneficiary.

7.5. Indemnification.

(a) To the maximum extent permitted by law, the Company shall indemnify each member of the Board of Directors and of the Compensation Committee, the Administrator, and every other Employee with duties under the Plan, against expenses (including any amount paid in settlement) reasonably incurred by him or her in connection with any claims against him or her by reason of the performance of his or her duties under the Plan. The foregoing right of indemnification shall not apply with respect to matters as to which the individual acted fraudulently or in bad faith. Furthermore, the Company shall not be obligated to indemnify any person for any amount incurred through any settlement or compromise of any action unless the Company consents in writing to the settlement or compromise.

(b) The Company shall have the right to select counsel and to control the prosecution or defense of each matter in which indemnification under this Section 7.5 is sought or applies.

ARTICLE VIII

APPLICATION FOR BENEFITS

8.1. Application for Benefits. A Participant or a Beneficiary who believes that he or she is being denied a Benefit to which he or she is entitled under the Plan (a “Claimant”) may file a written request for such Benefit with the Administrator as set forth below.

(a) The Administrator may require any Claimant to submit an application therefor, together with such other documents and information as the Administrator may require. The Administrator’s interpretations, determinations and decisions with respect to any claim shall be made in its sole discretion based on the Plan and other relevant documents and shall be final, conclusive and binding on all persons.

(b) Within 90 days (45 days if the claim is on account of Disability) following receipt of the application and all necessary documents and information, the Administrator’s authorized delegate reviewing the claim shall furnish the Claimant with written notice of the decision rendered with respect to the application.

(c) Should special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the expiration of the initial 90-day period (or 45-day period if the claim is on account of Disability).

(i) The notice shall indicate:

(A) the special circumstances requiring an extension of time, and

(B) the date by which a final decision is expected to be rendered.

(ii) In no event shall the period of the extension exceed 90 days from the end of the initial 90-day period (or, if the claim is on account of Disability, the period of the extension shall not exceed two additional 30-day periods from the initial 45-day period).

8.2. Content of Denial. In the case of a denial of the Claimant’s claim for Benefits, the written notice shall set forth:

(a) The specific reason or reasons for the denial;

(b) References to the specific Plan provisions upon which the denial is based;

(c) A description of any additional information or material necessary for perfection of the application (together with an explanation of why the material or information is necessary);

(d) An explanation of the Plan’s claims review procedure, including the time limits under Section 8.3 for appealing a denial, and a statement that the Claimant has the right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review; and

(e) In the case of an adverse claim on account of Disability, the information to the Claimant must also include, to the extent necessary, the information set forth in the Department of Labor Regulations § 2560.503-1(g)(1)(v) (or any successor provision).

8.3. Appeals.

(a) A Claimant may appeal a denial of his or her claim by following the appeal procedures set forth in this Section 8.3. Such appeal shall be made to and determined by the most senior human resources executive of the Company or such other person or committee (including without limitation the Compensation Committee or the Administrator) as the Compensation Committee may designate from time to time.

(b) The appeal must be made, in writing, as follows:

(i) if the claim is expressly rejected, within 60 days (180 days if the claim is on account of Disability) after the date of notice of the decision with respect to the application; or

(ii) if the claim has neither been approved nor denied within the applicable period provided in Section 8.1 above, within 60 days after the expiration of the period (180 days if the claim is on account of Disability).

(c) The Claimant may review all pertinent documents and submit issues and comments in writing in connection with the appeal.

(d) The decision regarding each appeal shall be made promptly, and not later than 60 days (45 days if the claim is on account of Disability) after the decision-maker’s receipt of a request for review, unless special circumstances require an extension of time for processing. In such a case, a decision shall be rendered as soon as possible, but not later than 120 days (90 days if the claim is on account of Disability) after receipt of the request for review.

(e) The decision on review shall:

(i) be in writing;

(ii) include the specific reason or reasons for the decision;

(iii) be written in a manner designed to be understood by the Claimant;

(iv) contain references to the specific Plan provisions upon which the decision is based;

(v) include a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim;

(vi) include a statement that the Claimant has the right to bring a civil action under Section 502(a) of ERISA; and

(vii) in the case of an adverse claim on account of Disability, the information to the Claimant must also include, to the extent necessary, the information set forth in the Department of Labor Regulations § 2560.503-1(j)(5) (or any successor provision).

8.4. Exhaustion of Remedies. No legal action for Benefits under the Plan may be brought unless and until the Claimant has exhausted his or her remedies under this Article VIII. No such action may be brought later than four years from the date the claim arose. The Administrator’s interpretations, determinations and decisions with respect to any claim shall be made in its sole discretion based on the Plan and other relevant documents and shall be final and binding on all persons.

8.5. Amendment to Claims Procedures and Limitations Period. The Administrator may at any time alter the claims procedure set forth above, provided that the revised claims procedure complies with ERISA and the regulations issued thereunder. The claims procedure set forth in this Article VIII is intended to comply with United States Department of Labor Regulations § 2560.503-1 and should be construed in accordance with such regulation. In no event shall the claims procedure be interpreted as expanding the rights of Claimants beyond what is required by United States Department of Labor Regulations § 2560.503-1.

ARTICLE IX

MISCELLANEOUS MATTERS

9.1. Amendment or Termination.

(a) Except as otherwise provided in this Section 9.1, the Compensation Committee may amend or terminate the Plan at any time by an instrument in writing executed in the name of the Company.

(b) Subject to Section 9.1(d) below, no amendment may be adopted that would (i) reduce the dollar value of a Participant’s vested Benefit, (ii) eliminate a form of benefit payment, or (iii) delay the date on which a Participant’s vested Benefit becomes payable, without the consent of the affected Participants; provided that a reduction in a Participant’s Benefit resulting from a change in the mortality table or interest rate used in determining Actuarial Equivalence as permitted by Section 2.1 shall not require the Participant’s consent.

(c) After the occurrence of a Change in Control, no amendment may be adopted that would affect Section 2.9, Section 5.7, this Section 9.1 or Section 9.6(d) of the Plan in a manner adverse to any Participant without that Participant’s written consent.

(d) In the event of the termination of the Plan, (i) the requirements of Section 5.3 shall cease to apply to those Participants who are employed by the Company or a Related Company on the date of such termination, (ii) the reduction in Section 5.4 shall continue to apply, provided that the second sentence therein shall apply to any Participant whose age on the date of such termination is less than age 60 based on the Participant’s actual age on such date, and (iii) Section 5.6 shall cease to apply; provided, however, that no termination of the Plan shall be effective for any Participant who has not completed the service requirement set forth in Section 3.3 until such Participant completes such service requirement. The termination of the Plan will not accelerate the date on which Benefits become payable under the Plan unless the payment of such Benefits is made in accordance with the applicable requirements of Treas. Reg. § 1.409A-3(j)(4)(ix).

(e) Notwithstanding any other provision of the Plan, the Plan may be amended at any time and in any manner that the Compensation Committee determines, in its sole and absolute discretion, to be necessary to ensure that the Plan and all Benefits thereunder comply with the requirements of Code Section 409A.

9.2. Effect of Merger of Company.

(a) In the event of a consolidation, merger, sale, liquidation, or other transfer of substantially all of the operating assets of the Company to any other company, the ultimate successor or successors to the business of the Company shall automatically be deemed to have elected to continue the Plan in full force and effect, in the same manner as if the Plan had been adopted by resolution of its board of directors.

(b) The presumption set forth in Section 9.2(a) above shall not apply if the successor, by resolution of its board of directors, elects not to so continue the Plan in effect. In such a case, the Plan shall terminate as of the effective date set forth in the board resolution. The termination of the Plan will not accelerate the date on which Benefits become payable under the Plan unless the payment of such Benefits is in accordance with the applicable requirements of Treas. Reg. § 1.409A-3(j)(4)(ix).

9.3. No Enlargement of Employee Rights.

(a) The Plan is strictly a voluntary undertaking on the part of the Company and shall not be deemed to constitute a contract between the Company (or a Related Company) and any Employee, or to be consideration for, or an inducement to, or a condition of, the employment of any Employee.

(b) Nothing contained in the Plan shall be deemed to give any Employee the right to be retained in the employ of the Company (or a Related Company) or to interfere with the right of the Company (or a Related Company) to discharge any Employee at any time.

9.4. Restrictions Against Alienation. A Participant’s Benefit under the Plan may not be assigned or alienated, either voluntarily or involuntarily.

9.5. Individual Agreements. In the case of a Participant whose terms of employment with the Company or a Related Company are subject to the provisions of an Individual Agreement, to the extent that the terms of the Individual Agreement provide the Participant with greater benefits than would otherwise be determined under the provisions of the Plan, the terms of the Individual Agreement shall prevail, to the extent set forth in a written agreement between the Company and to the Participant dated on or after the Effective Date.

9.6. Interpretation.

(a) Article and Section headings are for reference only and shall not be deemed to be part of the substance of this instrument or to enlarge or limit the contents of any Article or Section.

(b) Unless the context clearly indicates otherwise, masculine gender shall include the feminine, the singular shall include the plural, and the plural shall include the singular.

(c) In the case of any ambiguity, the Plan shall be construed in such a manner so as to comply with the provisions of ERISA, including the fact that it is intended that the Plan be exempt from the requirements of Parts 2, 3 and 4 of Subtitle B of Title I of ERISA pursuant to Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA.

(d) Notwithstanding any other provisions of the Plan to the contrary and to the extent applicable, it is intended that the Plan comply with the requirements of Code Section 409A, and the Plan shall be interpreted, construed and administered in accordance with this intent, so as to avoid the imposition of taxes and penalties on Participants pursuant to Code Section 409A. The Company and the Related Companies shall have no liability to any Participant, Beneficiary or otherwise if the Plan or any amounts paid or payable hereunder are subject to the additional tax and penalties under Code Section 409A.

(e) Prior to the Restatement Effective Date, the Company operated the Plan in good faith compliance with Section 409A and certain Internal Revenue Service transitional rules then in effect. Unless subsequently changed in accordance with Section 6.5(d), written distribution elections prior to the Restatement Effective Date shall remain in effect hereunder, even to the extent that the specific election choices offered for such period may not be available under the terms of this Plan document and/or specific election choices available under this Plan document may not have been offered, provided that subsequent actions with respect to such elections (e.g., changes thereto, forms of distribution, claims procedures) shall be governed by the terms of this Plan document.

IN WITNESS WHEREOF, Mattel, Inc. has caused this instrument to be executed by its duly authorized officer, effective as of January 1, 2009.

MATTEL, INC.

By:	/s/ ALAN KAYE
Name: Alan Kaye
Title: Senior Vice President, Human Resources

Schedule A

Calculation of Benefit Base Amount

1.	For Neil Friedman, the amount included in the Benefit Base Amount pursuant to Section 2.5(b) shall be equal to $18,247.53 per month at age 65, subject to reduction pursuant to the terms of the Fisher-Price Pension Plan for retirement prior to age 65.

Schedule B

Calculation of Employer PIP Amount

For each calendar year after 2008, the amount of the matching contribution and company automatic contribution for purposes of calculating the Employer PIP Amount in accordance with Section 2.21 shall be determined as follows:

1.	The matching contribution shall be an amount equal to 4% of Base Salary on each payroll date.

2.	The company automatic contribution shall be an amount equal to a percentage of the Participant’s Base Salary on each payroll date determined in accordance with the following schedule:

Participant’s Age as of the Applicable Payroll Date	Percentage of Base Salary
20 but less than 30 years	3%
30 but less than 40 years	4%
40 but less than 45 years	5%
45 but less than 50 years	6%
50 but less than 55 years	7%
55 years and older	8%